Energy XXI Announces Exchange Offer for its 7.25%
Convertible Perpetual Preferred Stock

HOUSTON – October 21, 2010 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) (AIM: EXXI) (the "Company") today commenced an offer to exchange any and all shares of its 7.25% Convertible Perpetual Preferred Stock (the “Preferred Stock”). Subject to the terms and conditions of the exchange offer, in exchange for each share of Preferred Stock properly tendered (and not validly withdrawn) and accepted by the Company:

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on or prior to 5:00 p.m., New York City time on November 4, 2010 (the “Early Tender Date”), participating holders of Preferred Stock will receive the following consideration per share of Preferred Stock: (i) 8.77192 shares of the Company’s common stock and (ii) a cash payment of $19.00; and

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after the Early Tender Date but prior to Midnight, New York City time, on November 18, 2010, participating holders of Preferred Stock will receive the following consideration per share of Preferred Stock: (i) 8.77192 shares of the Company’s common stock and (ii) a cash payment of $18.50.

In addition, holders will receive in respect of their shares of Preferred Stock that are accepted for exchange, accrued and unpaid dividends on such Preferred Stock up to, but not including, the settlement date of the exchange offer.

The exchange offer will expire at Midnight, New York City time, on November 18, 2010, unless extended or earlier terminated by the Company. Tendered Preferred Stock may be withdrawn at any time prior to the expiration of the exchange offer. In addition, holders may withdraw any tendered shares of Preferred Stock that are not accepted by the Company for exchange after the expiration of 40 business days following today’s commencement of the exchange offer.

The exchange offer is not conditioned upon any minimum number of shares of Preferred Stock being tendered.

Subject to applicable law, the Company may waive certain conditions applicable to the exchange offer or extend, terminate or otherwise amend the exchange offer in its sole discretion.

Continental Stock Transfer & Trust Company is acting as the exchange agent for the exchange offer and D.F. King & Co., Inc. is acting as the information agent for the exchange offer.

This press release is neither an offer to purchase nor a solicitation to buy any of the Preferred Stock nor is it a solicitation for acceptance of the exchange offer. The Company is making the exchange offer only by, and pursuant to the terms of, the Offer to Exchange and the Letter of Transmittal. The exchange offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the information agent or the exchange agent for the exchange offer makes any recommendation in connection with the exchange.

The complete terms and conditions of the exchange offer is set forth in the Offer to Exchange and Letter of Transmittal that are being sent to holders of the Preferred Stock. Holders are urged to read these documents carefully when they become available. Copies of the Offer to Exchange and Letter of Transmittal may be obtained from D.F. King & Co., Inc., the information agent for the exchange offer, at (212) 269-5550 or (888) 628-1041 (toll-free).

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the exchange offer for the convertible preferred stock.  These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements.  The Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About Energy XXI

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Seymour Pierce is Energy XXI listing broker in the United Kingdom.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Pelham Bell Pottinger
James Henderson
jhenderson@pelhambellpottinger.co.uk
Mark Antelme
mantelme@pelhambellpottinger.co.uk
+44 (0) 20 7861 3232

Seymour Pierce
Nominated Adviser:
Jonathan Wright
Jeremy Porter
Corporate Broking:
Richard Redmayne
+44 (0) 20 7107 8000